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                              Exhibit 23(d)(2)(hh)

    Amendment to Sub-Advisory Agreement - Transamerica American Century Large
                                  Company Value

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                       TRANSAMERICA ASSET MANAGEMENT, INC.
                (FORMERLY, TRANSAMERICA FUND ADVISORS, INC.) AND
                  AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

THIS AMENDMENT is made as of January 1, 2008 to the Sub-Advisory Agreement dated March 1, 2002, as amended (the "Agreement"), between Transamerica Asset Management, Inc. and American Century Investment Management, Inc. on behalf of TA IDEX American Century Large Company Value. In consideration of the mutual covenants contained herein, the parties agree as follows:

2. COMPENSATION. Effective January 1, 2008, the sub-advisory fee rate for TA IDEX American Century Large Company Value is as follows:

          0.40% of the first $250 million of average daily net assets; 0.375% of average daily net assets over $250 million up to $500 million; 0.35% of average daily net assets over $500 million up to $750 million; and 0.30% of average daily net assets in excess of $750 million.*

* The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with the same named fund managed by the sub-adviser for AEGON/Transamerica Series Trust.

In all other respects, the Sub-Advisory Agreement dated March 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2008.

TRANSAMERICA ASSET MANAGEMENT, INC.
(FORMERLY, TRANSAMERICA FUND ADVISORS, INC.)


By: /s/ T. Gregory Reymann, II
    ---------------------------------
Name: T. Gregory Reymann, II
Title: Senior Vice President and
       Chief Compliance Officer


AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.


By: /s/ Charles A. Etherington
    ---------------------------------
Name: Charles A. Etherington
Title: Senior Vice President